CAMPUS CREST COMMUNITIES, INC.

	The Company					Predecessor
Summary of Ratio of Earnings to Fixed Charges	Three Months Ended March 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period October 19, 2010 through December 31, 2010	Period January 1, 2010 through October 18, 2010	Year Ended December 31, 2009

Earnings:
Income (loss) from continuing operations before taxes, noncontrolling interests and equity in losses/earnings of unconsolidated subsidiaries	$539	$7,619	$10,128	$5,336	$(799)	$(17,862)	$(13,513)
Add: Fixed charges	5,247	16,241	13,930	8,838	2,324	19,464	14,113
Add: Distributions of earnings from unconsolidated entities	-	17	766	-	-	-	-
Add: Amortization of capitalized interest	48	191	113	53	1	113	137
Less: Capitalized interest	(1,871)	(3,272)	(2,385)	(1,950)	(175)	(85)	(381)
Total earnings	$3,963	$20,796	$22,552	$12,277	$1,351	$1,630	$356

Fixed charges:
Interest expense (excluding amortization of deferred financing costs)	$2,859	$11,135	$8,707	$5,550	$554	$18,531	$12,904
Amortization of deferred financing costs	517	1,834	2,838	1,338	1,595	848	828
Capitalized interest	1,871	3,272	2,385	1,950	175	85	381
Combined fixed charges	$5,247	$16,241	$13,930	$8,838	$2,324	$19,464	$14,113

Ratio of earnings to fixed charges	0.76	1.28	1.62	1.39	0.58	0.08	0.03